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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               FERRO CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               FERRO CORPORATION
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                               FERRO CORPORATION
                              1000 LAKESIDE AVENUE
                             CLEVELAND, OHIO 44114

                                                                  March 17, 1999

DEAR SHAREHOLDERS:

     You are cordially invited to attend the annual meeting of shareholders of Ferro Corporation, which will be held on Friday, April 23, 1999, in the Great Lakes Science Center, 601 Erieside Avenue, Cleveland, Ohio. The meeting will begin at 9:00 a.m., Cleveland time, but we hope that you will be able to join the officers and directors at 8:30 a.m. for coffee and informal conversation. The matters to be considered are described in the following pages and include information concerning each director and each nominee for director.

     The items proposed for action by the shareholders at the meeting are the election of directors, an amendment to the 1997 Performance Share Plan and the designation of auditors. In addition, the officers will give current reports on the status of the business of Ferro.

     Shareholders of record at the close of business on February 23, 1999 are entitled to vote at the meeting.

     It is important to your interests that all shareholders participate in the affairs of Ferro regardless of the number of shares owned. Accordingly, we urge you promptly to fill out, sign and return the enclosed proxy even if you plan to attend the meeting. You have the option to revoke it at any time prior to the meeting, or to vote your shares personally on request if you attend the meeting.

     Very truly yours,

      ALBERT C. BERSTICKER,                         HECTOR R. ORTINO,
        Chairman                                      President and Chief Executive Officer

                                PROXY STATEMENT

                             ELECTION OF DIRECTORS

     The Board of Directors of Ferro presently consists of ten members divided into three classes. The directors in each class are elected for terms of three years so that at each annual meeting the term of office of one class of directors expires. The terms of office of three directors of Ferro will expire on the day of the 1999 annual meeting, upon election of successors.

     Proxies solicited hereunder granting authority to vote on the election of directors will be voted for the election of Sandra Harden Austin, Rex A. Sebastian and Dennis W. Sullivan to serve for three year terms and until their successors are elected; provided, however, that if the election of directors is by cumulative voting (see page 29 of this Proxy Statement) the persons appointed by the accompanying proxy intend to cumulate the votes represented by proxies they receive and distribute such votes in accordance with their best judgment. All of the candidates for election as directors are directors whose present terms of office will expire at the meeting.

     If any nominee is not available at the time of the election, proxies will be voted to decrease the authorized number of directors. However, Ferro has no reason to believe that any of the nominees will not be available.

     Information is set forth below regarding the principal occupation and the number of shares of Ferro Stock owned on February 23, 1999 by each nominee and each of the other directors who will continue in office after the meeting.

     NOMINEES FOR ELECTION

                                     SANDRA HARDEN AUSTIN, age 51, President and Chief Executive
         AUSTIN PHOTO                Officer, Austin & Associates since 1996. Between 1981 and
                                     1988, Ms. Austin was employed by the Huron Road Hospital in
      DIRECTOR SINCE 1994            Cleveland, and during that time served as the Director of
                                     Planning, Vice President and President. In 1988, she was
                                     appointed Senior Vice President and General Manager of the
                                     Medical/Surgical and Psychiatry Management Centers of
                                     University Hospitals of Cleveland and served in that
                                     capacity until 1990. Ms. Austin was named the Executive Vice
                                     President and Chief Operating Officer of The University of
                                     Chicago Hospitals in 1990 and served in that capacity until
                                     1994, at which time she was appointed President of Caremark
                                     Clinical Management Services, a division of Caremark, Inc.
                                     In 1995, Ms. Austin was named President of Caremark
                                     Physician Services, a division of Caremark, Inc., which
                                     provides physician practice management services. Between
                                     1997 and 1999, Ms. Austin was President and Chief Executive
                                     Officer of Sedona Health Care Group, Inc. Ms. Austin also
                                     serves as a director of National City Corporation and South
                                     Shore Bank (bank holding companies) and Atria Communities,
                                     Inc. (provider of assisted and independent living
                                     communities for the elderly).

                                     Common Shares owned 6,688               Nominee for term
                                                                             expiring in 2002

                                     REX A. SEBASTIAN, age 69, Private Investor. Mr. Sebastian
        SEBASTIAN PHOTO              began his career with Procter and Gamble. In 1955, he joined
                                     Cummins Engine Company, Inc. where he held several positions
      DIRECTOR SINCE 1986            including Vice-President -- International and Managing
                                     Director of Cummins Engine Company, Ltd., in Scotland. In
                                     1966, Mr. Sebastian joined Dresser Industries, Inc. (energy and industrial-related products and services) as Vice
                                     President -- International Operations and was named Vice
                                     President -- Operations in 1971. In 1975, he was named
                                     Senior Vice President -- Operations, a position he held
                                     until his retirement in 1985. Mr. Sebastian is a member of the Board of Directors of Hallwood Energy Corporation (oil
                                     and gas exploration and production).

                                     Common Shares owned 15,119              Nominee for term
                                                                             expiring in 2002

     NOMINEE FOR ELECTION

                                     DENNIS W. SULLIVAN, age 60, Executive Vice President of
   DENNIS W. SULLIVAN PHOTO          Parker Hannifin Corporation (producer of motion and control components for industrial and aerospace markets). Mr.
      DIRECTOR SINCE 1992            Sullivan began his career with Parker Hannifin Corporation in 1960 as a Sales Engineer and, after serving in various
                                     assignments, was named Group Vice President in 1972;
                                     President of the Fluid Connectors Group in 1976; Corporate
                                     Vice President in 1978; President of the Fluidpower Group in
                                     1979; President of the Industrial Sector in 1980; and he
                                     assumed his present position in 1981. Mr. Sullivan is also a member of the Office of the President, responsible for four of Parker Hannifin's eight groups as well as for worldwide purchasing and worldwide marketing. Mr. Sullivan is a
                                     director of Parker Hannifin and KeyCorp (bank holding
                                     company).

                                     Common Shares owned 13,679              Nominee for term
                                                                             expiring in 2002

      DIRECTOR WHOSE TERM
    OF OFFICE WILL CONTINUE
       AFTER THE MEETING

                                     ALBERT C. BERSTICKER, age 64, Chairman of Ferro. Mr.
  ALBERT C. BERSTICKER PHOTO         Bersticker began his career as a Research Engineer with
                                     Ferro in 1958. Following various assignments with the
      DIRECTOR SINCE 1978            International Division, he became Plant Manager of the
                                     Company's Spanish subsidiary and was named Managing Director of Ferro Spain in 1969. Returning to the United States in
                                     1973, Mr. Bersticker was named Assistant to the Group Vice
                                     President -- International Operations. In 1974 he was
                                     appointed Group Vice President -- International; was named
                                     Executive Vice President, Operations in 1976; was named
                                     Executive Vice President and Chief Operating Officer in
                                     1986; was named President and Chief Operating Officer in
                                     1988; was named Chief Executive Officer in 1991; and was
                                     named Chairman in 1996. Mr. Bersticker retired as Chief
                                     Executive Officer, effective January 1, 1999. Mr. Bersticker is also a director of KeyCorp (bank holding company),
                                     Oglebay Norton Company (minerals and shipping) and Brush
                                     Wellman Inc. (manufacturer of beryllium alloy parts).

                                     Common Shares owned (1) 619,517          Term expires in 2001
                                     ESOP Convertible Preferred Shares
                                     beneficially owned 3,625

     DIRECTORS WHOSE TERMS
    OF OFFICE WILL CONTINUE
       AFTER THE MEETING

                                     GLENN R. BROWN, age 68, Science Advisor to the Governor of
          BROWN PHOTO                the State of Ohio. Retired Senior Vice President and
                                     Director Standard Oil Company (now BP America). Dr. Brown
      DIRECTOR SINCE 1988            joined The Standard Oil Company (Ohio) in 1953 and, after
                                     serving in various assignments, was elected a Senior Vice
                                     President in 1979. He also served as a director of Standard
                                     Oil from 1981 until his retirement in 1986. Following his
                                     retirement from Standard Oil, Dr. Brown served at Case
                                     Western Reserve University as Director of Strategic
                                     Planning, Dean of the Colleges and from 1986-1993 as Vice
                                     Provost for Corporate Research and Technology Transfer. He
                                     is also a director of Nordson Corporation (manufacturer of industrial application equipment).

                                     Common Shares owned 12,641              Term expires in 2000

                                     MICHAEL H. BULKIN, age 60, Private Investor. In 1965, Mr.
         BULKIN PHOTO                Bulkin joined McKinsey & Company, Inc. (international
                                     management consulting firm). He became a principal in 1970
      DIRECTOR SINCE 1998            and was elected a director in 1976. While serving with
                                     McKinsey & Company, Mr. Bulkin held several leadership
                                     positions including Managing Director of various offices,
                                     Chairman of the Partner Evaluation and Compensation
                                     Committee and member of the Shareholders Committee,
                                     Executive Committee, Strategy Development Committee,
                                     Professional Personnel Committee and Partner Election
                                     Committee. Mr. Bulkin retired from McKinsey & Company in
                                     1993. In 1994, Mr. Bulkin became a director of Bunge
                                     International Ltd. (diversified company with businesses in grain trading, the food industry and textiles) and became an advisor to Three Cities Research (private investment
                                     company) where he serves as a director of two portfolio
                                     companies, including Pameco Holdings. Mr. Bulkin also serves as a director of American Bridge Company, a privately held construction company.

                                     Common Shares owned 1,407              Term expires in 2001

     DIRECTORS WHOSE TERMS
    OF OFFICE WILL CONTINUE
       AFTER THE MEETING

                                     WILLIAM E. BUTLER, age 67, Retired Chairman of the Board and
         BUTLER PHOTO                Chief Executive Officer, Eaton Corporation (engineered
                                     products for automotive, industrial, commercial and military
      DIRECTOR SINCE 1992            markets). Mr. Butler was employed by Eaton from 1957 through
                                     1995, serving as President and Chief Executive Officer prior to his election as Chairman in 1991. Mr. Butler is a
                                     director of Applied Industrial Technologies, Inc.
                                     (industrial products distributor), Pitney Bowes Inc.
                                     (manufacturer of mailing, copying and facsimile systems),
                                     U.S. Industries (manufacturer of plumbing and bath products, industrial and residential lighting systems, and consumer
                                     hardware and garden products), Goodyear Tire & Rubber
                                     Company (manufacturer of tires and other products) and
                                     Borg-Warner Automotive Corporation (power train automotive systems).

                                     Common Shares owned 8,262             Term expires in 2000

                                     JOHN C. MORLEY, age 67, President of Evergreen Ventures,
         MORLEY PHOTO                Ltd. (private investment company). Retired Director,
                                     President and Chief Executive Officer of Reliance Electric
      DIRECTOR SINCE 1987            Company (manufacturer of industrial motors and controls,
                                     mechanical power transmission products and specialty
                                     telecommunication products and systems). Mr. Morley began
                                     his career with Exxon Corporation in 1958 and served as
                                     President of Exxon Chemical Company, USA and Senior Vice
                                     President of Exxon USA before joining Reliance in 1980 as
                                     President and Chief Executive Officer. In December of 1986,
                                     Mr. Morley led an investor group in the leveraged
                                     acquisition of Reliance Electric Company from Exxon. In
                                     January of 1995, Rockwell International Corporation acquired
                                     Reliance Electric Company. Mr. Morley serves as a director of Lamson and Sessions, Inc. (manufacturer and marketer of consumer and commercial electrical and polymeric products)
                                     and as a director and non-executive Chairman of the Board of
                                     Cleveland-Cliffs, Inc. (a full service iron-ore company).

                                     Common Shares owned 13,786            Term expires in 2000

     DIRECTORS WHOSE TERMS
    OF OFFICE WILL CONTINUE
       AFTER THE MEETING

                                     HECTOR R. ORTINO, age 56, President and Chief Executive
         ORTINO PHOTO                Officer of Ferro. He began his career as Treasurer of Ferro
                                     Argentina in 1971 and subsequently became Financial Director
      DIRECTOR SINCE 1993            in 1973. In 1976, Mr. Ortino was promoted to Managing
                                     Director of Ferro Argentina. Mr. Ortino was named Managing
                                     Director of Ferro Mexico in 1982. In 1983, he was appointed
                                     Assistant to the Executive Vice President -- Finance and
                                     relocated to Cleveland. He was named Vice
                                     President -- Finance in 1984; was named Vice
                                     President -- Finance and Chief Financial Officer in 1987;
                                     was named Senior Vice President and Chief Financial Officer in 1991; was named Executive Vice President and Chief
                                     Financial -- Administrative Officer in 1993; was named
                                     President and Chief Operating Officer in 1996; and was named
                                     Chief Executive Officer in 1999. Prior to joining Ferro, Mr.
                                     Ortino served as Treasurer of Columbia Broadcasting Systems,
                                     Argentina and Assistant to the Treasurer of Pfizer, Inc.,
                                     Argentina. Mr. Ortino is also a director of Bunge
                                     International Ltd. (diversified company with businesses in grain trading, the food industry and textiles) and Parker
                                     Hannifin Corporation (producer of motion and control
                                     components for industrial and aerospace markets).

                                     Common Shares owned (1) 249,431           Term expires in 2000
                                     ESOP Convertible Preferred Shares
                                     beneficially owned 3,620

                                     WILLIAM J. SHARP, age 57, President Goodyear Global Support
          SHARP PHOTO                Operations (tire, engineered products and chemicals
                                     manufacturer). Mr. Sharp began his career with The Goodyear
      DIRECTOR SINCE 1998            Tire & Rubber Company in 1964. Following various assignments in the United States and abroad, Mr. Sharp was named
                                     Director of European Tire Production in 1984. He then was
                                     appointed Vice President of Tire Manufacturing in 1987 and later Executive Vice President of Product Supply in 1991. In
                                     1992, he became President and General Manager of Goodyear's
                                     European Regional Operations.

                                     Common Shares owned 2,081                 Term expires 2001

---------------

(1) The shares reported as owned by Messrs. Bersticker and Ortino include shares that they do not own of record but of which they are beneficial owners. An individual is deemed to be the beneficial owner of shares as to which he exercises or influences voting power or investment power. The number of shares (included in those reported above) as to which Messrs. Bersticker and Ortino are not owners of record but as to which they exercise or influence voting control or investment decisions are as follows: Mr.
    Bersticker -- 151,651 shares and Mr. Ortino -- 7,101 shares. The number of shares reported above for Messrs. Bersticker and Ortino include 82,500 and 50,000 shares, respectively, issued to them under the Performance Share Plan that are subject to risk of forfeiture based upon the terms of that plan. The number of shares that may be acquired by Messrs. Bersticker and Ortino pursuant to exercisable stock options as of May 1, 1999 are as follows: Mr. Bersticker -- 302,350 shares; and Mr. Ortino -- 156,875 shares (included in the number of shares reported above).

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     Information is set forth below regarding beneficial ownership of Common Stock of the Company by (i) each person who is a director; (ii) each executive officer named in the Summary Compensation Table on page 20; and (iii) all directors and executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his or her shares. The information set forth below is as of February 23, 1999.

                                               SHARES
                             SHARES OF       UNDERLYING
                            COMMON STOCK       OPTIONS                      ESOP
                           OWNED DIRECTLY    EXERCISABLE      TOTAL      CONVERTIBLE
                           OR INDIRECTLY      WITHIN 60      COMMON       PREFERRED
          NAME                 (a)(b)          DAYS(c)        STOCK         STOCK
          ----             --------------    -----------    ---------    -----------
DIRECTORS
Sandra H. Austin.........       2,313            4,375          6,688
Albert C. Bersticker.....     317,167          302,350        619,517       3,625
Glenn R. Brown...........       7,329            5,312         12,641
Michael H. Bulkin........         782              625          1,407
William E. Butler........       2,950            5,312          8,262
John C. Morley...........       8,474            5,312         13,786
Hector R. Ortino.........      92,556          156,875        249,431       3,620
Rex A. Sebastin..........       9,807            5,312         15,119
William J. Sharp.........       1,456              625          2,081
Dennis W. Sullivan.......       8,367            5,312         13,679

FOUR OTHER OFFICERS NAMED IN SUMMARY COMPENSATION TABLE
R. Jay Finch.............      22,463           45,686         68,149       2,337
James F. Fisher..........      57,575           64,999        122,574       3,607
J. Larry Jameson.........      25,633           26,437         52,070         515
Gary H. Ritondaro........      45,448           55,012        100,460       2,986

TWENTY-ONE DIRECTORS AND
  EXECUTIVE OFFICERS AS A
  GROUP..................     689,449          817,409      1,506,858      29,715

---------------

(a) The beneficial ownership of Messrs. Bersticker and Ortino are set forth below their biographies on pages 3 and 6 and further in a footnote on page 6 of this Proxy Statement. With respect to other officers named in the Summary Compensation Table on page 20 of this Proxy Statement, the shares reported for Messrs. Fisher, Finch, Ritondaro and Jameson include 22,000, 16,500, 24,000, and 16,500 shares issued under the Performance Share Plan that are subject to risk of forfeiture based upon the terms of that plan.

(b) The shares reported for Mr. Fisher include 20,859 shares that he does not own of record but of which he is beneficial owner.

(c) Exercisable stock options as of May 1, 1999.

     The percentage of shares of outstanding common stock, including options exercisable within 60 days of February 23, 1999, the record date, beneficially owned by all directors and executive officers as a group is 4.2%. The percentage of such shares beneficially owned by any director does not exceed 1%, except Mr. Bersticker, who owns 1.7% of the outstanding Common Stock.

     With regard to ESOP Convertible Preferred Stock, directors and executive officers as a group own 2.5% of the outstanding shares of that series.

     The following table sets forth information about each person known by Ferro to be the beneficial owner of more than 5% of its outstanding Common Stock or stock convertible into Common Stock.

                                                                   PERCENT OF CLASS
                                                                 --------------------
                                                                             ESOP
                                               AMOUNT AND                 CONVERTIBLE
            NAME AND ADDRESS              NATURE OF BENEFICIAL   COMMON    PREFERRED
          OF BENEFICIAL OWNER                  OWNERSHIP         STOCK       STOCK
          -------------------             --------------------   ------   -----------
FMR Corp................................      5,303,912(1)       15.2%      --
  82 Devonshire Street
  Boston, Massachusetts 02109

Mario J. Gabelli and related entities...      2,869,521(2)        8.2%      --
  One Corporate Center
  Rye, New York 10580

National City Bank, Trustee.............      1,208,834(3)        --         100%
     under the Ferro Corporation
     Savings and Stock Ownership Plan
  1900 East 9th Street
  Cleveland, Ohio 44114

---------------

(1) Information regarding share ownership was obtained from Schedule 13G filed by FMR Corp. on February 12, 1999. FMR Corp. reported sole voting power as to 1,494,862 shares and sole investment power as to 5,303,912 shares.

(2) Information regarding share ownership was obtained from Schedule 13D filed May 6, 1998 by Mario J. Gabelli and related entities. Such reporting persons reported sole voting power as to 2,838,021 shares and sole investment power as to 2,869,521 shares.

(3) The beneficial owners of the Savings and Stock Ownership Plan are participating employees of the Company. The 1,208,834 shares of Convertible Preferred Stock are convertible into 3,141,518 shares of Common Stock, representing approximately 9.0% of the outstanding Common Stock. The Preferred Stock is nontransferable and, upon distribution of an account balance to a plan participant, such participant receives Common Stock issuable upon conversion of the Preferred Stock or cash payable upon redemption of the Preferred Stock. Each share of Preferred Stock carries one vote, voting together with the Common Stock on most matters. The Trustee votes in accordance with the instructions of plan participants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Ferro's officers and directors, and persons who own more than ten percent of a registered class of Ferro's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish Ferro with copies of all Section 16(a) forms they file.

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Ferro during 1998 and Forms 5 and amendments thereto furnished to Ferro with respect to 1998, no director, officer, beneficial owner of more than 10% of its outstanding Common Stock or stock convertible into Common Stock or any other person subject to Section 16 of the Exchange Act, failed to file on a timely basis during 1998 or prior fiscal years any reports required by Section 16(a) of the Exchange Act.

              CERTAIN MATTERS PERTAINING TO THE BOARD OF DIRECTORS

     During 1998, the Board held six regularly scheduled monthly meetings, and committees of the Board met from time to time upon call of the Chairman (or in the case of the Audit Committee, upon call of its Chairman). During 1998, each director attended at least 75% of the aggregate of the total number of meetings of the Board and the committees on which he or she served.

     Each director who is not an employee of Ferro is paid an annual retainer fee of $30,000. In addition, directors (other than employee directors) are paid an attendance fee of $1,500 for meetings of the Board and $1,000 for meetings of its committees. The Chairs of the Audit Committee, the Finance Committee and the Compensation and Organization Committee are each paid an additional annual retainer of $4,000. The directors have the right to defer their fees into a Ferro Common Stock account. Amounts so deferred will be invested in Ferro Common Stock, together with dividends thereon that will be reinvested in Ferro Common Stock. The deferred account will be distributed after the retirement of the director.

     Pursuant to the Employee Stock Option Plan, on the date of each annual shareholders meeting, each non-employee Director who continues as a Director after that annual meeting is automatically granted an option to purchase 2,500 shares of Common Stock.

     The Audit Committee of the Board of Directors engages in the functions usual to an audit committee of a publicly held corporation, including recommendations as to the engagement of independent accountants; review with the independent accountants of the proposed scope of and plans for annual audits and review of audit results; review of the adequacy of internal financial controls and internal audit functions; and review of any problems identified by either the internal or external audit functions. During 1998, the Audit Committee met twice. Messrs. Brown, Morley and Sharp are the current members of the Audit Committee, with Mr. Morley serving as Chairman.

     The Compensation and Organization Committee considers and formulates recommendations with respect to the compensation of Ferro's officers and performs functions delegated by the Board with respect to the Stock Option Plan, the Performance Share Plan and the Incentive Compensation Plan. Included among its functions is the review of recommendations (including written recommendations made by any shareholder) as to new members of the Board of Directors. Shareholder recommendations for members of the Board of Directors should be submitted in writing to the Secretary of Ferro. During 1998, the Committee met once. A report of the Compensation and Organization Committee is set forth on pages 15 through 18 of this Proxy Statement. Ms. Austin and Messrs. Brown, Bulkin and Butler are the current members of the Compensation and Organization Committee with Mr. Butler serving as Chairman.

     The Finance Committee reviews the Company's financial plans and recommends actions to management and/or the Board of Directors as the Committee deems appropriate. The Finance Committee reviews the Company's identified worldwide financing requirements and its plans to meet such requirements. Included among its responsibilities is the review of projected worldwide cash flow, the Company's financial objectives and strategies, major acquisitions, and investment performance of the Company's pension plans. In addition, the committee must review and approve the annual capital appropriation budget. During 1998, the Committee met once. Ms. Austin and Messrs. Sebastian, Sharp and Sullivan are the current members of the Finance Committee, with Ms. Austin serving as Chairperson.

                          APPROVAL OF AMENDMENT TO THE
                          1997 PERFORMANCE SHARE PLAN

     Ferro has maintained a Performance Share Plan since 1982. Most recently the 1997 Performance Share Plan was approved by shareholders in 1997.

     Management continues to believe that the Company's compensation philosophy should emphasize incentive-based compensation and that long-term incentive compensation should include a heavy weighing toward the Performance Share Plan. Performance Shares complement stock options by rewarding achievement in the specific performance parameters judged most important to enhancing the Company's overall performance. The Plan currently provides for awards determined on the basis of performance in five specific categories of measurement, return on equity, operating income as a return on net assets, operating income as a return on average assets employed, operating income growth rate and net income growth rate. These five categories, which have been in place since 1995, are not broad enough for management to tailor long-term compensation awards to the particular responsibilities of individual plan participants. Thus, it has been proposed that the Plan be amended to include additional categories for measuring performance and establishing targets, in order to provide increased flexibility in structuring awards that are tailored to a particular participant's responsibilities and management's overall objectives.

     For that reason, the Board of Directors recommends a vote for the approval of the following amendment to the 1997 Performance Share Plan.

SUMMARY OF THE PROPOSED CHANGE

     The principal change in the Plan, as compared to the Performance Share Plan as previously in effect, is the addition of the following measures for Performance Share Targets:

     - Stock Price

     - Cash Flow

     - Sales

     - Sales Growth Rate

     - Market Share

     - Gross Profit

     - Gross Profit as a Percent of Sales

     - Operating Income as a Percent of Sales

     - Return on Capital Employed

     - Sales per Employee

     - Operating Profit per Employee

     - Operating Profit as a Percent of Sales

     - Operating Profit

     - Total Shareholder Return

     - Earnings Per Share

     - Earnings Before Interest and Taxes

     - Earnings Before Interest, Taxes, Depreciation and Amortization

     Additionally, the attainment of levels of performance of the Company under one or more of the measures described above relative to the performance of other businesses may be considered as well as various combinations or changes in any of the forgoing measures.

SUMMARY OF THE 1997 PLAN, AS AMENDED

     The purpose of the Plan is to promote the long-term financial interests of the Company by attracting and retaining executive personnel possessing outstanding ability and motivating such personnel by means of performance related incentives to achieve long-range goals. The shares to be issued under the Plan will be shares of

Common Stock. On February 23, 1999, the closing price of Common Stock on the New York Stock Exchange was $20.625.

     The Plan provides for the award, pursuant to written agreements, of "Performance Shares" to Plan participants. Participants in the Plan are officers or other key executives of the Company or any subsidiary or affiliate of the Company selected to participate by a Committee of not less than three directors or, in certain limited circumstance, by the Chief Executive Officer. Performance Shares are interests that will be converted into a specific number of shares of Common Stock at the end of the Performance Period if established Performance Targets are met, or are shares of Common Stock that are subject to the risk of forfeiture, depending upon the degree of achievement of Performance Targets during the Performance Period.

     Currently, Performance Targets may be established in terms of Return on Equity, Operating Income as a Return on Net Assets, Operating Income as a Return on Average Assets Employed, Operating Income Growth Rate, Net Income Growth Rate, or various combinations of the foregoing. Upon the approval of the amendment presented to this meeting of shareholders, the Performance Targets will also include Stock Price, Cash Flow, Sales, Sales Growth Rate, Market Share, Gross Profit, Gross Profit as a Percent of Sales, Operating Income as a Percent of Sales, Return on Capital Employed, Sales per Employee, Operating Profit per Employee, Operating Profit as a Percent of Sales, Operating Profit, Total Shareholder Return, Earnings Per Share, Earnings Before Interest and Taxes, and Earnings Before Interest, Taxes, Depreciation and Amortization. Additionally, the attainment of levels of performance of the Company under one or more of the measures described above relative to the performance of other businesses may be considered as well as various combinations or changes in any of the foregoing measures. If the Performance Target has not been fully met at the end of the Performance Period, conversion or nonforfeiture will occur only to the extent the initial award of such Performance Shares had provided for partial the conversion or nonforfeiture of a portion of Performance Shares based on partial attainment of the Performance Target; and under such circumstances the balance of any Performance Shares, or forfeiture shares of Common Stock, for such Performance Period will be forfeited.

     If a participant ceases to be employed by the Company or one of its subsidiaries because of the participant's death, disability or retirement pursuant to the applicable established retirement policies, the participant will be eligible to receive a pro-rata proportion of the Performance Shares awarded, or a pro-rata portion of the Common Stock awarded shall become nonforfeitable, following the end of the Performance

Period and the determination of the degree of achievement of the applicable Performance Targets. The pro-rata share shall be measured by a fraction of which the numerator is the portion of the Performance Period during which the participant's employment continued and the denominator is the Performance Period. Except as otherwise provided in the case of a "change in control" (see discussion below), if a participant ceases to be employed by either the Company or one of its subsidiaries for any reason other than death, disability or retirement pursuant to the applicable established retirement policies, then the participant will forfeit all Performance Shares and Common Stock awarded to him other than those Performance Shares or Common Stock applicable to Performance Periods that have been completed at the time of such cessation of employment.

     In the event of a "change in control" of the Company, each participant in the Plan shall be entitled to receive a pro-rata proportion of the shares of Common Stock and cash that would have been issued to such participant at the end of the Performance Period, or if applicable, a pro-rata portion of the Common Stock shall become nonforfeitable. The pro-rata proportion shall be measured by a fraction of which the numerator is the portion of the Performance Period prior to such change in control and the denominator is the Performance Period. In lieu of issuing shares of Common Stock of the Company upon conversion of Performance Shares, the Company shall make payment to the participants in cash based on the "fair market value of the Common Stock," as defined in the Plan, that would have been issued under the Plan.

     The Board of Directors may terminate the Plan at any time. No Performance Shares will be awarded under the Plan after December 31, 2004. The Board of Directors may also amend the Plan provided that no change may be made that would impair the rights of any participant to whom an award of Performance Shares has been made without the consent of the participant. The Board may amend the Plan to permit assignment, encumbrance and transfer of the rights and interests of participants if and to the extent that such amendment would not produce adverse consequences under tax or securities laws. However, the Board of Directors may not, without the approval of the shareholders, make any amendment that would materially increase the benefits accruing to participants under the Plan, materially increase the aggregate number of shares that may be issued (other than an increase reflecting a change in the capitalization of the Company) or change the class of employees eligible to participate in the Plan.

AWARDS UNDER THE PLAN

     The compensation disclosure provisions contained in this Proxy Statement reflect the award experience of the Company under the Performance Share Plan as currently in effect. The amendment is not expected to materially modify in the future the award experience under the Performance Share Plan.

                            RECOMMENDATION AND VOTE

     The affirmative vote of a majority of the shares present and voting at the meeting on this issue is necessary for the adoption of the amendment to the 1997 Performance Share Plan.

                        THE BOARD OF DIRECTORS URGES YOU
                         TO VOTE "FOR" APPROVAL OF THE
                  AMENDMENT TO THE 1997 PERFORMANCE SHARE PLAN

                            DESIGNATION OF AUDITORS

     Unless otherwise indicated, the accompanying proxy will be voted in favor of ratifying the selection of KPMG LLP to audit the books and accounts of Ferro for the current year ending December 31, 1999. KPMG LLP have been acting as the auditors of Ferro for many years. On recommendation of the Audit Committee, the Board of Directors has appointed such firm to continue as Ferro's auditors for the current year, subject to the approval thereof by the shareholders.

     Representatives of KPMG LLP will be at the annual meeting of shareholders, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                   INFORMATION CONCERNING EXECUTIVE OFFICERS

REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE

     The principal components of senior executive officer compensation at Ferro, and the role of the Compensation and Organization Committee of the Board of Directors as to each component in 1998, were as follows:

          1. Annual salary level for Messrs. Bersticker and Ortino recommended by the Committee and approved by the Board, and annual salary level for other executive officers approved by the Committee.

          2. Annual Incentive Compensation Plan (a cash bonus plan) under which achievement is measured primarily by attainment of mathematical targets and, for officers other than the Chairman and Chief Executive Officer and the President and Chief Operating Officer, to a lesser extent by nonmathematical determinations. The Committee adopts such a plan each year, including the placement of senior executives in the plan, determination of the applicable percentage of salary to be used for bonus measurement, and determination of the mathematical targets by which the level of bonus achievement will be measured. The Committee approves the actual nonmathematical bonus awards to senior executive officers other than the Chairman and Chief Executive Officer and the President and Chief Operating Officer (for whom the entire bonus award is based on mathematical determinations).

          3. Performance Share Plan (a long term incentive plan) under which annual performance share grants may be converted into shares of Common Stock based upon the degree of achievement of Performance Targets during the Performance Period. The Committee determines the award of performance shares and establishes the Performance Targets that will be applicable to determine the degree of conversion of performance share grants into Common Stock under the Performance Share Plan.

          4. Stock Options under the Stock Option Plan. The Committee determines the award of Stock Options under the Stock Option Plan.

     Ferro retains independent executive compensation consultants for the benefit of both management and the Committee. Currently, Ferro's executive compensation consultant is Buck Consultants. Buck's advice is based on a variety of competitive data maintained by, or available to, Buck. From these data banks, Buck derives recommended standards for compensation levels at Ferro based upon competitive levels at peer group companies.

     Applying this data to Ferro, and to Mr. Bersticker, Ferro's Chairman and Chief Executive Officer during 1998, the Committee recommended (and the Board approved), for 1998:

          1. A salary level of $660,000, which is in the second quartile of competitive market salary data as reported by Buck.

          2. An annual incentive plan cash bonus target amount equal to 75% of salary, all of which was based on the mathematical application of performance factors. Payment on the bonus is based on the degree of achievement of a matrix of mathematical targets combining return on equity and earnings per share growth. The threshold, target and maximum bonus achievement levels for return on equity were 13%, 16% and 18%, respectively, while the threshold, target and maximum bonus achievement levels for earnings per share growth were 8%, 12% and 14%, respectively. The target bonus amount is payable upon achievement at the "target" level on the matrix, while the maximum bonus amount payable upon "maximum" achievement is 200% of the target bonus. Such aggregate annual incentive target amounts were in the second quartile of other companies in the market place for 1998 as reported by Buck.

          3. An award of stock options for 70,000 shares under the Ferro Stock Option Plan.

          4. A Performance Share award of 33,000 shares.

     The stock option award level and the performance share award level are in the second quartile of long term incentive programs of comparable companies in the market place as reported by Buck.

     The future value of stock option awards will, of course, be a function of the market value for Ferro stock in the future. The future value of performance share grants will be a function both of the future market value of Ferro stock and of the degree of achievement of the performance targets by which the conversion of such performance share grants is determined.

     The recommendations of the Committee represented satisfaction with the manner in which Mr. Bersticker has performed his responsibilities as Chairman and Chief Executive Officer and his maturity, leadership, judgment and experience in the business of Ferro. The recommendations and actions of the Committee included consideration of Buck's data as to competitive standards of compensation in the market place. Buck advised the Company as to competitive levels of salary (fixed annual compensation), short term incentive compensation (Ferro's annual cash bonus plan) and long term incentive compensation (Ferro's Stock Option and Performance Share Plans). The Committee's policy is to attain competitive levels of executive compensation in each of these areas (salary, short term incentive and long term incentive).

     Mr. Bersticker strongly advocates, and the Committee concurs, that a substantial portion of executive compensation should be variable, based upon performance of the Company and results achieved by each member of management. Application of this principle resulted in 1998 long term incentive compensation levels for senior executive officers in the third quartile of competitive market data as reported by Buck.

     In 1998, Ferro's attainment of profitability performance standards improved over 1997 resulting in higher levels of executive bonuses at the corporate level, reflecting attainment of 200% of the target bonus levels. Unless target levels of profitability performance are achieved, realization of values by the senior executives under the Performance Share Plan will be significantly below values reflected at the time of awards, because non-achievement of Performance Targets will result in significant forfeiture of Performance Shares previously awarded.

     In making its determinations and recommendations with respect to Messrs. Ortino, Fisher, Finch, Ritondaro and Jameson the Committee considered and discussed those same materials and information that were considered with respect to Mr. Bersticker, as well as the advice and recommendations of Mr. Bersticker as to such individuals. The Committee also considered its evaluation of the individual performance of those individuals. In the case of Messrs. Fisher, Finch, and Jameson, who have direct responsibilities with respect to Company operations, their levels of achievement under the Annual Incentive Compensation Plan and Performance Share Plan are materially impacted by the performance of those specific operations that are in their respective areas of responsibility.

     In 1993, the Internal Revenue Code was amended to add Section 162(m), which generally provides that certain compensation in excess of $1 million per year paid to a company's chief executive officer and any of its four highest paid executive officers is no longer deductible to the Company unless the compensation qualifies for an exception. Section 162(m) provides an exception for performance based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goals, are satisfied. In 1995 and 1997, the Committee recommended, and the shareholders approved, certain changes to the Company's Performance Share Plan and Employee Stock Option Plan that would qualify such plans under the Section 162(m) exception and preserve the tax deductibility to the Company of compensation paid to executives under these plans in the future. Messrs. Bersticker and Ortino received compensation in excess of $1 million in 1998.

                        S. H. Austin, G. R. Brown, M. H. Bulkin and W. E. Butler

PERFORMANCE COMPARED TO CERTAIN STANDARDS

     The chart set forth below compares Ferro's cumulative total shareholder return for the five years ended December 31, 1998 to (a) that of the Standard & Poor's 500 Index and (b) that of a designated group of companies deemed to have a peer group relationship to Ferro. In all cases, the information is presented on a dividend reinvested basis.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                      FERRO CORPORATION, S&P 500 INDEX AND
                        S&P SPECIALTY CHEMICALS INDEX(1)

                                                                                                              S&P SPECIALTY
                                                    FERRO CORPORATION             S&P 500 INDEX              CHEMICALS INDEX
                                                    -----------------             -------------              ---------------
 1993                                                    100.00                      100.00                      100.00
 1994                                                     76.12                      101.36                       87.35
 1995                                                     76.10                      139.31                      114.76
 1996                                                     94.37                      171.19                      124.28
 1997                                                    123.52                      228.23                      153.04
 1998                                                    134.62                      293.32                      124.61

NOTE: (1) Assumes $100 invested on December 31, 1993 in Ferro Common Stock, S&P
          500 Index and S&P Specialty Chemicals Index.

SUMMARY COMPENSATION TABLE

     The following table shows on an accrual basis the elements of compensation paid or awarded during each of the last three calendar years to the Chief Executive Officer and each of the other five highest paid executive officers of Ferro.

                           SUMMARY COMPENSATION TABLE


                                                        LONG TERM COMPENSATION
                                                                AWARDS
                                                      --------------------------
                ANNUAL COMPENSATION                    PERFORMANCE                 ALL OTHER
----------------------------------------------------   SHARE PLAN      OPTIONS      COMPEN-
          NAME AND                  SALARY    BONUS     AWARD(1)       (NO. OF      SATION
     PRINCIPAL POSITION       YEAR    ($)      ($)         ($)        SHARES)(2)    (3)($)
----------------------------  ----  -------  -------  -------------   ----------   ---------
A.C. Bersticker(4)..........  1998  660,000  990,000     756,938        70,000      77,975
  Chairman                    1997  605,000  677,020     965,250        90,000      60,996
                              1996  580,000  312,910     392,175        72,000      39,913
H.R. Ortino(4)..............  1998  435,000  522,000     458,750        50,000      49,734
  President and Chief         1997  405,000  340,538     585,000        57,000      58,971
  Executive Officer           1996  388,000  167,044     236,250        45,000      30,242

G.H. Ritondaro..............  1998  236,000  205,353     220,200        18,000      30,307
  Vice President and          1997  225,000  147,184     280,800        24,150      26,371
  Chief Financial Officer     1996  200,000   64,400     103,950        18,750      18,730

R.J. Finch..................  1998  240,000  189,556     151,388        23,000      20,817
  Vice President              1997  221,000  161,050     193,050        15,000      17,445
  Specialty Plastics          1996  210,900   92,786      77,963        14,250      13,024

J.L. Jameson................  1998  225,000  134,156     151,388        18,000      42,939
  Vice President              1997  202,000  125,399     193,050        22,500      23,923
  Industrial Coatings         1996  168,446   71,372      77,963        14,250      31,986

J.F. Fisher.................  1998  260,000   68,950     201,850        23,000      25,102
  Senior Vice President       1997  250,000  142,029     257,400        18,000      14,975
  Ceramics and Colorants      1996  319,200        0           0             0      19,128

---------------
Notes:

(1) The values reported are based upon the number of Performance Shares awarded, valued at the market price of the Common Stock on the date of the award. Such reported values are based upon achievement of target levels of performance by Ferro during the performance period. Realization of such values will be a function of Ferro's performance during the performance periods. The performance period is three years. Performance is measured in relation to standards tied to return on average common equity, net income growth, return on average net assets employed and operating income growth. If Ferro's performance exceeds target levels, the number of shares can increase by up to 25% for shares awarded in 1996 and up to 100% for shares awarded in 1997 and 1998. At December 31, 1998, the persons listed above hold the following number of Performance Shares, valued at the value of the underlying shares at December 31, 1998, applicable to performance periods not yet completed: Mr. Bersticker, 82,500 shares, valued at $2,145,000; Mr. Ortino, 50,000 shares, valued at $1,300,000; Mr. Fisher, 22,000 shares valued at $572,000; Mr. Finch, 16,500 shares, valued at $429,000; Mr. Ritondaro, 24,000 shares, valued at $624,000; and Mr. Jameson, 16,500 shares, valued at $429,000. Such values are also based upon achievement of target levels of performance by Ferro during the performance period and realization of values will be a function of Ferro's performance during the performance period.

(2) Stock Option grants were awarded on January 17, 1996, January 17, 1997 and January 13, 1998.

(3) In the year ended December 31, 1998, All Other Compensation includes company matching payments under the Ferro ESOP, as follows: Mr. Bersticker, $6,429, Mr. Ortino, $6,429, Mr. Fisher, $6,429, Mr. Finch, $6,429, Mr. Ritondaro, $6,429, and Mr. Jameson $6,429; personal use of leased automobiles, as follows: Mr. Bersticker, $3,874, Mr. Ortino, $5,499, Mr. Finch, $3,770, and Mr. Ritondaro, $5,127; taxable portion of benefits under health, hospitalization, and life insurance programs, as follows: Mr. Bersticker, $8,784, Mr. Ortino, $5,631, Mr. Fisher, $6,308, Mr. Ritondaro, $3,604, and
    Mr. Jameson $2,931; individual tax services, as follows: Mr. Bersticker, $5,725, Mr. Fisher $1,475, and Mr. Jameson $2,500; and in the case of Mr. Jameson, moving expenses of $20,461. In addition, dividends received from restricted stock granted under Performance Share Plans were as follows: Mr. Bersticker, $53,163, Mr. Ortino, $32,175, Mr. Fisher, $10,890, Mr. Finch, $10,618, Mr. Ritondaro, $15,147, and Mr. Jameson $10,618.

(4) On September 25, 1998, the Board of Directors elected Hector R. Ortino to succeed Albert C. Bersticker as Chief Executive Officer effective as of January 1, 1999. Mr. Bersticker will remain Chairman of the Board of Directors until his retirement at the Annual Meeting.

STOCK OPTION GRANTS, EXERCISES AND YEAR END VALUES

     The following table sets forth information regarding grants of stock options to each of the six highest paid executive officers of Ferro under Ferro's stock option plan during the fiscal year ended December 31, 1998. The exercisability of the stock options vests at the rate of 25% per year. In the case of death, retirement, disability or change in control, the options become 100% exercisable.

                             OPTION GRANTS IN 1998

                                              % OF TOTAL
                                               OPTIONS
                                              GRANTED TO                          GRANT DATE
                                  OPTIONS     EMPLOYEES    EXERCISE   EXPIRATION   PRESENT
             NAME                 GRANTED      IN 1998      PRICE        DATE      VALUE(1)
             ----                 -------     ----------   --------   ----------  ----------
A.C. Bersticker
  Chairman.....................    70,000        10.9%     $22.9375   1/13/2008    $656,250

H.R. Ortino
  President and Chief
  Executive Officer............    50,000         7.8%     $22.9375   1/13/2008    $468,750

G.H. Ritondaro
  Vice President
  and Chief Financial
  Officer......................    18,000         2.8%     $22.9375   1/13/2008    $168,750

R.J. Finch
  Vice President,
  Specialty Plastics...........    23,000         3.6%     $22.9375   1/13/2008    $215,625

J.L. Jameson
  Vice President
  Industrial Coatings..........    18,000         2.8%     $22.9375   1/13/2008    $168,750

J.F. Fisher
  Senior Vice President
  Ceramics and Colorants.......    23,000         3.6%     $22.9375   1/13/2008    $215,625

---------------

(1) The grant date present value has been calculated using the Black-Scholes method of option valuation. The model assumes the following: (a) an option term of ten years; (b) an interest rate that represents the interest rate on a U.S. Treasury bond with a 30 year maturity; (c) volatility calculated using month-end stock prices for the past six years prior to grant date; and
    (d) the stock's annualized dividend yield also over the past six years.

     The following table shows information regarding stock option exercises during 1998 and information regarding options held at year end.

                                                                        VALUE OF
                                                         NUMBER OF     UNEXERCISED
                                                        UNEXERCISED   IN-THE-MONEY
                                                        OPTIONS AT     OPTIONS AT
                                                       DECEMBER 31,   DECEMBER 31,
                                  SHARES                   1998          1998(1)
                                 ACQUIRED              -------------  -------------
                                    ON       VALUE     EXERCISABLE/   EXERCISABLE/
             NAME                EXERCISE   REALIZED   UNEXERCISABLE  UNEXERCISABLE
             ----                --------   --------   -------------  -------------
A.C. Bersticker                   58,275    $937,019     233,100/      $1,780,260/
  Chairman                                                184,750      $1,134,625

H.R. Ortino                        7,875    $129,127     113,250/       $943,491/
  President and Chief Executive                           120,875       $717,875
  Officer

G.H. Ritondaro                     6,750    $129,088      38,849/       $381,769/
  Vice President and Chief                                46,426        $278,333
  Financial Officer

R.J. Finch                            --    $     --      31,125/       $264,656/
  Vice President, Specialty                               42,875        $231,594
  Plastics

J.L. Jameson                          --    $     --      12,750/       $109,594/
  Vice President Industrial                               42,000        $237,843
  Coatings

J.F. Fisher                        8,437    $152,914      52,500/       $450,984/
  Senior Vice President                                   38,750        $180,688
  Ceramics and Colorants

---------------

(1) Value of unexercised in-the-money options is based on Ferro's NYSE closing Common Stock price on December 31, 1998, of $26.00.

PERFORMANCE SHARE PLAN AWARDS

     The following table sets forth information relating to Performance Share Plan ("Plan") awards during 1998 to each of the six highest paid executive officers of Ferro. Each such award under the Plan has a three year performance cycle ending on December 31, 2000. A condition to vesting includes the continued employment of the Plan participant to the end of the Performance Period. However, in the case of death, disability or retirement, there is a pro rata payment at the end of the Performance Period based upon the portion of the Performance Period during which employment continued. Also, in the case of a change in control, a cash payment equal to (1) the aggregate value of Performance Share awards based on the remaining term in the executive's employment agreement and the portion of the Performance Period that expired prior to the change in control, minus (2) the value of payments made under the Plan, is paid at the time of the change in control.

                     PERFORMANCE SHARE PLAN AWARDS IN 1998

                                                ESTIMATED FUTURE SHARE PAYOUTS(a)
                                 NUMBER OF   ---------------------------------------
             NAME                 SHARES     THRESHOLD(b)    TARGET(c)    MAXIMUM(d)
             ----                ---------   ------------   -----------   ----------
                                                            (IN SHARES)
A.C. Bersticker                   33,000        16,500        33,000        66,000
  Chairman

H.R. Ortino                       20,000        10,000        20,000        40,000
  President and Chief Executive
  Officer

G.H. Ritondaro                     9,600         4,800         9,600        19,200
  Vice President and Chief
  Financial Officer

R.J. Finch                         6,600         3,300         6,600        13,200
  Vice President Specialty
  Plastics

J.L. Jameson                       6,600         3,300         6,600        13,200
  Vice President Industrial
  Coatings

J.F. Fisher                        8,800         4,400         8,800        17,600
  Senior Vice President
  Ceramics and Colorants

---------------

(a) Performance measurements are based on return on average common equity and net income growth. Mr. Fisher, Mr. Finch and Mr. Jameson have measurements based on their respective operating group return on net assets and growth in operating income.

(b) Threshold is 50% of Award.

(c) Target is 100% of Award.

(d) Maximum is 200% of Award.

RETIREMENT PLAN

     Ferro maintains a noncontributory defined benefit retirement program for eligible salaried employees, including officers. In general, as applied to the senior officer group of Ferro the retirement program provides a monthly pension at age 60 payable for life with a guarantee of 120 monthly payments. The monthly retirement benefit payable to a participating officer who retires on or after age 60 with 30 or more years of service is 50% of the monthly average of the participant's covered compensation during the five consecutive calendar years in which his covered compensation was the highest, reduced by 50% of his primary Social Security benefit. If the participating employee has less than 30 years of service, the monthly pension net benefit is reduced proportionately. Generally, for purposes of the retirement program, covered compensation means basic salary plus bonus plus values earned under the Performance Share Plan. Section 415 of the Internal Revenue Code limits the annual benefits payable from the Ferro Qualified Retirement Plan (to $130,000 per year for 1998). In addition, the amount of covered compensation used to compute the Ferro Qualified Retirement Plan benefit is limited by the Internal Revenue Code. In response to such limitations and for certain other purposes, Ferro has adopted an Excess Benefits Plan. The Excess Benefits Plan will pay retirement program benefits to participants in the Ferro Qualified Retirement Plan in excess of those payable from the Ferro Qualified Retirement Plan. Ferro's established normal retirement age is 65, but in the case of officers, retirement benefits are not subject to reduction if the officer retires after attainment of age 60 with 30 years of service and if the officer signs a non-competition agreement. The following table shows estimated annual benefits payable upon retirement under both the Ferro Qualified Retirement Plan and the Excess Benefits Plan to officers with the specified years of service and whose average annual covered compensation during the five consecutive calendar years in which their covered compensation was the highest would be as indicated. As of December 31, 1998, Messrs. Bersticker, Ortino,

Fisher, Finch, Ritondaro and Jameson had 40, 27, 39, 7, 12 and 3 years of service, respectively.

                           YEARS OF SERVICE AT AGE 65
  ASSUMED                      RETIREMENT IN 1998
  REGULAR      --------------------------------------------------
COMPENSATION     15        20         25         30         35
------------   -------   -------   --------   --------   --------
 $ 300,000     $70,974   $94,632   $118,290   $141,948   $141,948
   400,000      95,974   127,965    159,957    191,948    191,948
   500,000     120,974   161,299    201,623    241,948    241,948
   600,000     145,974   194,632    243,290    291,948    291,948
   700,000     170,974   227,965    284,957    341,948    341,948
   800,000     195,974   261,299    326,623    391,948    391,948
   900,000     220,974   294,632    368,290    441,948    441,948
 1,000,000     245,974   327,965    409,957    491,948    491,948
 1,100,000     270,974   361,299    451,623    541,948    541,948
 1,200,000     295,974   394,632    493,290    591,948    591,948
 1,300,000     320,974   427,965    534,957    641,948    641,948
 1,400,000     345,974   461,299    576,623    691,948    691,948
 1,500,000     370,974   494,632    618,290    741,948    741,948
 1,600,000     395,974   527,965    659,957    791,948    791,948

---------------

     The five year average covered compensation for the individuals listed in the Summary Compensation Table was: Mr. Bersticker, $1,344,854; Mr. Ortino, $760,487; Mr. Fisher, $363,872; Mr. Finch, $349,810; Mr. Ritondaro, $359,593;
and Mr. Jameson $277,607.

EXECUTIVE EMPLOYMENT AGREEMENTS

     Ferro is a party to executive employment agreements (the "Executive Employment Agreements") with 13 of its officers, including each of the individuals named in the summary compensation table on page 20 of this Proxy Statement. The purpose of the Executive Employment Agreements is to reinforce and encourage the continued attention and dedication of these officers to their assigned duties without distraction in the face of (i) solicitations by other employers and (ii) the potentially disturbing circumstances arising from the possibility of a change in control of Ferro and to limit the right of an officer to compete against Ferro after the termination of that officer's employment. To that end, the Executive Employment Agreements obligate Ferro to provide certain severance benefits, described below, to any of these officers whose employment is terminated under certain circumstances.

     Benefits are payable under the Executive Employment Agreements if the officer's employment is terminated for reasons other than for cause, disability, death or normal retirement or if the officer terminates his employment for "Good Reason." Good Reason will exist if (1) Ferro fails to honor any of its obligations or responsibilities under certain designated sections of the Executive Employment Agreement or (2) if, following a change in control, the officer receives a notice of termination from the Company for the purposes of preventing extension of the term of the officer's employment agreement or (3) if the officer voluntarily resigned at any time during the three month period following the first anniversary of a change in control. Benefits are also payable if a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Ferro fails to expressly assume the Executive Employment Agreements. The principal benefits to be provided to the officers under the Executive Employment Agreements are (i) a lump sum severance payment equal to a full year's compensation (base salary and incentive compensation) multiplied by three in the cases of Messrs. Bersticker and Ortino, and multiplied by two in the case of the other officers with whom Executive Employment Agreements were signed,
(ii) a lump sum calculated to approximate the present value of the additional retirement benefits to which the officer would have become entitled had he remained in the employment of Ferro for the same number of years used in computing the lump sum severance payment, (iii) continued participation in Ferro's employee benefit programs such as group life, health and medical insurance coverage for the same number of years used in computing the lump sum severance payment, and (iv) a cash payment in an amount to reimburse on an after tax basis that portion of any excise tax attributable to payments or benefits required to be made to the executive.

     As security for its payment of the benefits provided for in the Executive Employment Agreements, Ferro has established, in accordance with its obligation under the Executive Employment Agreements, an escrow account at National City Bank and deposited into that escrow account a percentage of the amount that would be payable to each of the officers under the Executive Employment Agreements. No officer has a right to receive any amount in the escrow account until Ferro has defaulted in its obligations to that officer under the Executive Employment Agreement to which he is a party. Interest earned on the escrow account is paid to the Company.

               SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

     Any shareholder who intends to present a proposal at the 2000 annual meeting and who wishes to have the proposal included in Ferro's proxy statement and form of proxy for that meeting must deliver the proposal to Ferro at its executive offices, 1000 Lakeside Avenue, Cleveland, Ohio 44114, not later than November 18, 1999.

     Any shareholder who intends to present a proposal at the 2000 annual meeting other than for inclusion in Ferro's proxy statement and form of proxy must deliver the proposal to Ferro at its executive offices, 1000 Lakeside Avenue, Cleveland, Ohio 44114, not later than February 1, 2000 or such proposal will be untimely. If a shareholder fails to submit the proposal by February 1, 2000, Ferro reserves the right to exercise discretionary voting authority on the proposal.

                                 MISCELLANEOUS

     The accompanying proxy is solicited by the Board of Directors of Ferro and will be voted in accordance with the instructions thereon if it is returned duly executed and is not revoked. A shareholder may revoke his or her proxy without affecting any vote previously taken, by giving notice to the Company in writing or in open meeting.

     Ferro will bear the cost of preparing and mailing this statement, with the accompanying proxy and other instruments. Ferro will also pay the standard charges and expenses of brokerage houses, or other nominees or fiduciaries, for forwarding such instruments to and obtaining proxies from securities holders and beneficiaries for whose account they hold registered title to shares of the Company. In addition to using the mails, directors, officers and other employees of Ferro, acting on its behalf, may also solicit proxies, and Georgeson & Co., New York, New York, has been retained, at an estimated cost of $10,000 plus expenses, to aid in the solicitation of proxies from brokers, institutional holders and individuals who own a large number of shares. Proxies may be solicited personally, by telephone, or by telegram. This proxy statement and the accompanying proxy will be sent to shareholders by mail on or about March 17, 1999.

     The record date for determination of shareholders entitled to vote at the 1999 annual meeting is February 23, 1999. On that date the outstanding voting securities of Ferro were 34,996,126 shares of Common Stock, having a par value of $1 each and 1,208,834 shares of Series A ESOP Convertible Preferred Stock. Each share has one vote, and the Common Stock and the Series A ESOP Convertible Preferred Stock vote together as a single class.

     Under the General Corporation Law of Ohio, if notice in writing is given by any shareholder to the President or any Vice President or the Secretary of Ferro, not less than forty-eight hours before the time fixed for holding the meeting, that the shareholder desires that the voting for election of directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting, each shareholder will have cumulative voting rights. Cumulative voting means that each shareholder is entitled to that number of votes equal to the number of shares that he or she owns multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for a single nominee or may distribute his or her votes among as many nominees as he or she sees fit. As indicated on page 1 of this Proxy Statement, if the election of directors is by cumulative voting the persons appointed by the accompanying proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment. Those nominees receiving the largest number of votes for the director positions to be filled will be elected to those positions. Abstentions will be deemed to be present for the purpose of determining a quorum for the meeting, but will be deemed not voting on the issues or matters as to which the abstention is applicable.

     So far as the management is aware, no matters other than those outlined in this Proxy Statement will be presented to the meeting for action on the part of the shareholders.

                                              FERRO CORPORATION

                                              MARK A. CUSICK, Secretary

March 17, 1999

                                                                       EXHIBIT A

                               FERRO CORPORATION

                AMENDED AND RESTATED 1997 PERFORMANCE SHARE PLAN

1. Purpose. The purpose of the Amended and Restated 1997 Ferro Corporation Performance Share Plan is to promote the long-term financial interests and growth of the Corporation, by (i) attracting and retaining executive personnel possessing outstanding ability; (ii) motivating executive personnel, by means of performance-related incentives, to achieve long-range performance goals; (iii) providing incentive compensation opportunities competitive with those of other major corporations; and (iv) furthering the identity of interests of Participants with those of the stockholders of Ferro Corporation through opportunities for increased stock ownership in the Corporation.

2. Definitions. The following definitions are applicable to this Plan:

          (a) "Committee" means the committee of the Board of Directors referred to in Section 4.

          (b) "Common Stock" means shares of the Corporation as specified in
     Section 7.

          (c) "Corporation" means Ferro Corporation.

          (d) "Equity" means with respect to any fiscal year the average stockholders' equity of the Corporation (less any portion thereof attributable to preferred stock), as determined by the Corporation's Independent Auditors.

          (e) "Growth Rate" shall mean the growth rate determined by measuring the specific performance being measured during the first year of the Performance Period as compared to such performance during the fiscal year immediately preceding the commencement of the Performance Period; the growth rate determined by measuring such performance during the second year of the Performance Period as compared to such performance during the first year of the Performance Period; the growth rate determined by measuring such performance during the third year of the Performance Period as compared to such performance during the second year of the Performance Period; and continuing the foregoing procedure for each year of the Performance Period; and then calculating a simple arithmetic average of the individual year growth rates as calculated above to determine the applicable growth rate for the Performance Period.

          (f) "Independent Auditors" means with respect to any fiscal year the independent public accountants appointed by the Board of Directors of the Corporation to audit the consolidated financial statements of the Corporation on behalf of the Shareholders and the Board of Directors of the Corporation.

          (g) "Net Income" means with respect to any fiscal year the consolidated net income of the Corporation for such year after provision for all costs and expenses including the expenses incurred by the Plan, and federal, state, local and foreign income taxes, and provision for dividends on preferred stock; all as determined by the Corporation and audited by the Corporation's Independent Auditors.

          (h) "Operating Income" means operating income of the applicable business unit or units of the Corporation adjusted, if appropriate, to exclude the effect of extraordinary items, as determined by the internal accounting records of the Corporation prepared in the ordinary course of its business.

          (i) "Participant" means an officer or other key executive of the Corporation or of any subsidiary or affiliate of the Corporation, selected by the Committee to participate in this Plan.

          (j) "Performance Period" refers to the period during which the Performance Target is measured.

          (k) "Performance Shares" means interests in this Plan which will be represented by or converted into shares of Common Stock or cash or a combination of Common Stock and cash, and distributed to Participants or, in the case of shares of Common Stock, become non-forfeitable, after the end of the Performance Period based upon the level of achievement of the Performance Targets.

          (l) "Performance Targets" means pre-determined goals established by the Committee. The Performance Targets determine the extent to which Performance Shares are converted into Common Stock and cash, or the extent to which Common Stock previously issued hereunder shall be forfeited.

          (m) "Plan" means the Amended and Restated 1997 Ferro Corporation Performance Share Plan, as amended and restated on February 26, 1999 and as the same may be amended from time to time.

          (n) "Return on Average Assets Employed" means the return on average assets employed by the applicable business unit or units of the Corporation as determined by the internal accounting records of the Corporation prepared in the ordinary course of its business.

          (o) "Return on Equity" means with respect to any fiscal year Net Income for the year divided by Equity.

          (p) "Return on Net Assets" means the return on average assets employed, net of average liabilities outstanding, by and of the applicable business unit or units of the Corporation as determined by the internal accounting records of the Corporation prepared in the ordinary course of its business.

          (q) "Value of Common Stock" means the average closing price per share of the Common Stock on the New York Stock Exchange for each day such shares are traded during the first ten (10) calendar days of December.

          (r) "1995 Plan" means the 1995 Performance Share Plan of the Corporation heretofore in effect.

3. Operation of Plan. The Committee will authorize an award of a specific number of Performance Shares to each Participant as of the first day of each Performance Period. Performance Targets will be established at the beginning of each Performance Period. If at the end of the Performance Period the Performance Target is fully met, Performance Shares granted hereunder will be converted into shares of Common Stock and cash, or Common Stock issued hereunder will in part become non-forfeitable and in part be repurchased by the Company, all in the manner determined by the Committee and set forth in the applicable Performance Share Award Agreement. If the Performance Target has not been fully met, conversion, or non-forfeiture, will occur only to the extent, if any, provided at the time of the award of Performance Shares, for the partial attainment of the Performance Target, and the balance of Performance Shares for such Performance Period will be forfeited.

     Performance Targets may be established in terms of Return on Equity, Operating Income as a Return on Net Assets, Operating Income as a Return on Average Assets Employed, Operating Income Growth Rate, Net Income Growth Rate, Stock Price, Cash Flow, Sales, Sales Growth Rate, Market Share, Gross Profit, Gross Profit as a Percent of Sales, Operating Income as a Percent of Sales, Return on Capital Employed, Sales per Employee, Operating Profit per Employee, Operating Profit as a Percent of Sales, Operating Profit, Total Shareholder Return, Earnings Per Share, Earnings Before

Interest and Taxes, and Earnings Before Interest, Taxes, Depreciation and Amortization, or the attainment of levels of performance of the Corporation under one or more of the measures described above relative to the performance of other businesses, or various combinations of the foregoing, or changes in any of the foregoing.

     The award level shall be calculated as a percentage of salary by applying such percentage to the Participant's salary and dividing such resulting number by the Value of Common Stock during the fiscal year prior to the commencement of the applicable Performance Period.

     The maximum payout with respect to any award made for any Performance Period commencing on or after January 1, 1997 shall be 200% of the Target Level set with respect to the award, and the maximum payout for any Performance Period (doubled if bi-annual grants are utilized) with respect to any Participant shall be 100,000 shares, or a combination of shares and cash equal to the dollar equivalent thereof, subject to adjustment as provided in Section 8 hereof.

     The Committee shall have the authority to make adjustments by reason of special matters, such as acquisitions or special charges.

     Extraordinary items, and the effect of extraordinary items, shall be excluded, in the determination of standards used for the measurement of Performance Targets, and the degree of achievement thereof, if and to the extent so determined by the Committee.

     The Corporation may adopt a practice of bi-annual grants, rather than annual grants in which event the grant levels shall be double the normal annual grant levels.

     The standards reflected above are intended to preserve to the Committee some degree of flexibility in responding to economic and competitive conditions, individual situations, and the evaluation of individual performance and the economic potential and business plans of various units of the Corporation.

4. Administration. This Plan shall be administered under the supervision of a committee (herein called the "Committee") composed of not less than three directors of the Corporation appointed by the Board of Directors. The members of the Committee shall each be "disinterested persons" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor rule or statute.

5. Participation. The Committee will select Participants from time to time from those employees of the Corporation and its subsidiaries and affiliates who, in the opinion of the Committee, have the capacity for contributing in a substantial measure to the successful performance of the Corporation. The Committee may also delegate to the Chief Executive Officer of the Corporation, with such directions or reservations as the Committee shall determine, the authority to select certain of the Participants (other than officers of the Corporation) and to determine the number of Performance Shares to be awarded to each such Participant.

6. Terms and Conditions of Performance Share Awards. All Performance Shares awarded under the Plan shall be subject to the following terms and conditions and to such other terms and conditions not inconsistent with the Plan as shall be prescribed by the Committee:

          (a) If a Participant ceases to be an employee of the Corporation, its subsidiaries or affiliates (for reasons other than death, disability or retirement pursuant to an established retirement plan or policy of the Corporation, subsidiaries or affiliates), Performance Shares and Common Stock awarded to the Participant other than those applicable to Performance Periods which have been completed at the time of such cessation of employment, shall be forfeited except as otherwise provided herein in the case of a Change in Control. A Participant who is a party to an executive employment contract with the Company (a "Contract Participant") shall not have any right to Performance Shares or Common Stock awarded to the Contract Participant by reason of such employment contract beyond the rights set forth in this Plan. A Contract Participant shall cease to be an employee for purposes of this Section 6(a) when the Contract Participant's right and obligation to perform service for the Company terminates, even if
     (i) the Contract Participant continues to be entitled to any benefits or compensation under the executive employment contract or otherwise (whether or not such benefits or compensation are measured by any period of time after the termination of employment) or (ii) the duration of the contract or the "Contract Term" (as defined in such contract) is deemed to continue for any purpose after the termination of the Contract Participant's right and obligation to perform service for the Company.

          (b) If a Participant ceases to be an employee of the Corporation, its subsidiaries or affiliates due to death, disability or retirement pursuant to a retirement plan or policy of the Corporation, the subsidiary or affiliate, he will be eligible to receive a pro-rata proportion of the Performance Shares awarded or, if applicable, a pro-rata portion of the Common Stock awarded shall become non-forfeita-ble, following the end of the Performance Period and the determination of the degree of achievement of the applicable Performance Targets, such pro-rata proportion or portion to be measured by a fraction of which the numerator is the portion of the Performance Period during which the Participant's employment continued and the denominator is the Performance Period.

          (c) In the case of a "Change in Control" of the Corporation all previously established Performance Targets will be conclusively deemed to have been met. For purposes hereof, a "Change in Control" of the Corporation shall mean a Change in Control of the Corporation of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 6(e) of schedule 14A of Regulation 14A promulgated under the Exchange Act; provided that, without limitation, a Change in Control shall be deemed to have occurred at such time as (i) any "person" within the meaning of section 14(d) of the Exchange Act, is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation's then outstanding securities, or, (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election or the nomination for election by the Corporation's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

        In the event of a Change in Control of the Corporation:

             (i) Participants shall be entitled to receive a pro-rata proportion of the shares of Common Stock and cash which would have been issued or delivered to them at the end of the Performance Period or, if applicable, a pro-rata portion of the Common Stock shall become non-forfeitable, (recognizing that the Performance Targets are conclusively deemed to have been met by reason of the Change in Control of the Corporation), such pro-rata proportion or portion to be measured by a fraction of which the numerator is the portion of the Performance Period prior to such Change in Control of the Corporation, and the denominator is the Performance Period;

             (ii) In lieu of issuing shares of Common Stock of the Corporation upon such conversion of Performance Shares, the Corporation shall make payment to the Participants in cash based on the fair market value of the Common Stock that would have been issued under paragraph (i) above (but for this paragraph (ii)), or, if applicable, Common Stock which has become non-forfeitable under paragraph (i) above shall be repurchased by the Corporation at the fair market value of the Common Stock;

             (iii) The "fair market value of the Common Stock" for this purpose shall be the higher of (x) the closing price on the New York Stock Exchange for Ferro Corporation Common Stock on the date such Change in Control of the Corporation occurs or (y) the highest price per share of Ferro Corporation Common Stock actually paid in connection with such Change in Control;

             (iv) Cash payments to Participants shall be due and payable, and shall be paid by the Corporation, immediately upon the occurrence of such Change in Control of the Corporation; provided, however, no such payment shall be due and payable with respect to any Performance Share award prior to the expiration of seven months from the date of grant of such award; and

             (v) After the payment provided for in (iv) above the Participants shall have no further rights under awards of Performance Shares outstanding at the time of such Change in Control of the Corporation.

          (d) At the time of an award of Performance Shares the Participant shall enter into a Performance Share Award Agreement with the Corporation in a form specified by the Committee, agreeing to the terms and conditions of the award and other such matters as the Committee shall in its sole discretion determine.

7. Shares Subject to the Plan. The shares to be issued under the Plan shall be shares of Common Stock and may be authorized but unissued shares or issued shares reacquired and held as treasury shares as the Committee may from time to time determine. Subject to adjustment in the number and kind of shares as provided in Section 8 hereof and, subject to the immediately following sentence of this Section, the number of shares of Common Stock reserved for awards under the Plan shall be equal to the number of shares remaining available for issuance under the 1995 Plan at the time of adoption of this Plan by the Shareholders of the Corporation increased by (i) 750,000 shares and (ii) by the number of Performance Shares outstanding under the 1995 Plan, if any, which are canceled or forfeited under the terms of the 1995 Plan.

     The maximum number of shares which shall be available for new awards under the Plan at any particular time shall be the maximum number obtained by subtracting from the total number of shares reserved under the Plan the sum of:

          (a) the number of shares of Common Stock represented by Performance Share awards outstanding under the Plan for unexpired Performance Periods, plus

          (b) the number of shares of Common Stock represented by potentially forfeitable Common Stock issued with respect to Performance Share awards outstanding under the Plan for unexpired Performance Periods, plus

          (c) the number of shares of Common Stock previously issued under the Plan upon conversion of Performance Shares or which have become non-forfeitable under the Plan, plus

          (d) the number of Performance Shares under the Plan which settled by the payment of cash, plus

          (e) the number of shares of Common Stock previously issued under the Plan which have been repurchased by the Corporation pursuant to the terms and requirements of the Plan or a Performance Share Award Agreement;

with all of the foregoing (a) through (e) to be interpreted to avoid counting the same shares twice.

8. Adjustments Upon Changes in Capitalization. In the event of any change in the outstanding shares of Common Stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or shares of the Corporation, the maximum aggregate number and class of shares as to which awards may be granted under the Plan and the shares issuable pursuant to then outstanding Performance Shares shall be appropriately adjusted by the Committee, whose determination shall be final.

     In the event the Corporation shall at any time when a Performance Share award is outstanding make an Extraordinary Distribution (as hereinafter defined) in respect of Common Stock or effect a Pro-Rata Repurchase of Common Stock (as hereinafter defined), the Committee shall consider the economic impact of the Extraordinary Distribution or Pro-Rata Repurchase on Participants and make such adjustments as it deems equitable under the circumstances. The determination of the Committee shall, subject to revision by the Board of Directors of the Corporation, be final and binding upon all Participants.

     As used herein, the term "Extraordinary Distribution" means any dividend or other distribution of:

          (a) cash, where the aggregate amount of such cash dividend or distribution together with the amount of all cash dividends and distributions made during the preceding twelve months, when combined with the aggregate amount of all Pro Rata Repurchases (for this purpose, including only that portion of the aggregate purchase price of such Pro Rata Repurchases which is in excess of the fair market value of the Common Stock repurchased during such twelve month period), exceeds ten percent (10%) of the aggregate fair market value of all shares of Common Stock outstanding on the record date for determining the shareholders entitled to receive such Extraordinary Distribution, or

          (b) any shares of capital stock of the Corporation (other than shares of Common Stock), other securities of the Corporation, evidences of indebtedness of the Corporation or any other person or any other property (including shares of any Subsidiary of the Corporation), or any combination thereof.

     As used herein "Pro Rata Repurchase" means any purchase of shares of Common Stock by the Corporation or any Subsidiary thereof, pursuant to any tender offer or exchange offer subject to section 13(e) of the Exchange Act or any successor provision of law, or pursuant to any other offer available to substantially all holders of Common Stock; provided, however, that no purchase of shares of the Corporation or any subsidiary thereof made in open market transactions shall be deemed a Pro Rata Repurchase.

9. Assignment and Transfer. The rights and interests of a Participant under the Plan may not be assigned, encumbered or transferred except, in the event of the death of a Participant, by will or the laws of descent and distribution; provided, however, that the Board of Directors of the Corporation is specifically authorized to amend the Plan to permit assignment, encumbrance and transfer if and to the extent that such amendment would not produce adverse consequences under tax or securities laws.

10. Employee Rights Under the Plan. No employee or other person shall have any claim or right to be granted Performance Shares under the Plan. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Corporation.

     Unless the Performance Share Award Agreement specifies otherwise, a Participant shall forfeit all rights under any such Agreement if (i) in the opinion of the

Committee, the Participant, without the written consent of the Corporation, engages directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, employee, or otherwise, in any business or activity competitive with the business conducted by the Corporation or any subsidiary; or
(ii) the Participant performs any act or engages in any activity which in the opinion of the Committee is inimical to the best interests of the Corporation.

11. Settlement by Subsidiaries. Settlement of Performance Share awards held by employees of subsidiaries shall be made by and at the expense of such subsidiary.

12. Amendment or Termination. The Board of Directors of the Corporation may amend, suspend or terminate the Plan or any portion thereof at any time, but (except as provided in Section 8 hereof) no amendment shall be made without approval of the stockholders of the Corporation which shall (a) materially increase the total number of shares which may be awarded under the Plan or (b) materially change the class of employees eligible to participate in the Plan; provided that no such amendment, suspension or termination shall impair the rights of any Participant without his consent, in respect to any Performance Shares theretofore awarded pursuant to the Plan.

13. Effective Date and Term of the Plan. The Plan was initially adopted as of January 1, 1997, and was approved by action of the Shareholders of the Corporation on April 25, 1997 and April 23, 1999. No Performance Shares shall be awarded under the Plan after December 31, 2004.

14. Termination of Grants Under the 1995 Plan. Following approval of this Plan by the Shareholders of the Corporation, no further grants of performance shares shall be made under the 1995 Plan.

FERRO CORPORATION    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned shareholder of Ferro Corporation hereby appoints H. R. Ortino and M. A. Cusick, the proxies of the undersigned, to vote the shares of the undersigned at the 1999 Annual Meeting of Shareholders of the Corporation and any adjournment thereof upon the following matters:

   The Board of Directors recommends votes be cast FOR proposals 1, 2, and 3.

(1) ELECTION OF DIRECTORS: Sandra Harden Austin, Rex A. Sebastian and Dennis W. Sullivan for terms expiring in 2002.

    [ ]FOR all nominees          [ ] WITHHOLD AUTHORITY to vote for all nominees
           (except as marked to the contrary)


            (INSTRUCTION: IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY
                          INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.)

(2) PROPOSAL TO AMEND THE 1997 FERRO PERFORMANCE SHARE PLAN.

                                 [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

(3) RATIFICATION OF THE DESIGNATION OF KPMG LLP AS INDEPENDENT AUDITORS.

                                 [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

(4) In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
                                     (Continued, and to be signed on other side)

                          (Continued from other side)

PROXY NO.                                                                 SHARES

    WHEN PROPERLY EXECUTED, THESE INSTRUCTIONS WILL BE VOTED IN THE MANNER DIRECTED. IF NO INSTRUCTION IS MADE, AUTHORITY IS GRANTED TO CAST THE VOTE OF THE UNDERSIGNED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3.

                                                    Dated_______________, 1999


                                                    ----------------------------
                                                             Signature

                                                    ----------------------------
                                                     Signature if held jointly

                                                    NOTICE: When signing as
                                                    attorney, executor,
                                                    administrator, trustee or
                                                    guardian, please give your
                                                    full title as such. A proxy
                                                    given by a corporation
                                                    should be signed in the
                                                    corporate name by the
                                                    chairman of its board of
                                                    directors, its president,
                                                    vice president, secretary,
                                                    or treasurer.

                                               PLEASE MARK, SIGN, DATE AND
                                               RETURN THE PROXY CARD PROMPTLY
                                               USING THE ENCLOSED ENVELOPE.

                                   Proxy Card

                        CONFIDENTIAL VOTING INSTRUCTIONS
         REGARDING PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FERRO CORPORATION

TO: THE TRUSTEE OF THE FERRO CORPORATION SAVINGS AND STOCK OWNERSHIP PLAN (THE
    "SSOP")

    Pursuant to the terms of the Ferro Corporation Savings and Stock Ownership Master Trust Agreement and the SSOP, I the undersigned, as a participant or a beneficiary and a named fiduciary under the SSOP, hereby direct the Trustee to vote:

        (i) the shares of Ferro Corporation Stock ("Company Stock") allocated to my accounts under the SSOP on the record date; and

        (ii) the proportionate amount of Company Stock that is held in the Suspense Fund or that is allocated to the accounts of other participants and beneficiaries for which no voting instructions are received in a timely fashion, at the Annual Meeting of Shareholders of Ferro Corporation on April 23, 1999, and at any adjournment thereof, in the manner specified below.

   The Board of Directors recommends votes be cast FOR proposals 1, 2 and 3.

(1) ELECTION OF DIRECTORS: Sandra Harden Austin, Rex A. Sebastian and Dennis W. Sullivan for terms expiring in 2002.

    [ ] FOR all nominees         [ ] WITHHOLD AUTHORITY to vote for all nominees
       (except as marked to the contrary)

            (INSTRUCTION: IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY
                          INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.)

                                     (CONTINUED, AND TO BE SIGNED ON OTHER SIDE)

                          (Continued from other side)

(2) PROPOSAL TO AMEND THE 1997 FERRO PERFORMANCE SHARE PLAN.

                                 [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

(3) RATIFICATION OF THE DESIGNATION OF KPMG L.L.P. AS INDEPENDENT AUDITORS.

                                 [ ] FOR      [ ] AGAINST      [ ] ABSTAIN


Unless otherwise instructed on this card, the Trustee will,
upon receipt of a properly executed instruction card, vote
for the election of directors, and for the approval of        Dated -----------------------, 1999
issues 2 and 3. See accompanying participant notice for       ------------------------------------
explanation of the confidentiality, timing deadlines and      Signature
other details concerning this instruction.
                                                              PLEASE MARK, SIGN, DATE AND RETURN
                                                              THE VOTING INSTRUCTIONS PROMPTLY
                                                              USING THE ENCLOSED ENVELOPE.

                        Confidential Voting Instructions

                               PARTICIPANT NOTICE

               FERRO CORPORATION SAVINGS AND STOCK OWNERSHIP PLAN

                                                                  March 17, 1999

Dear Plan Participant:

     The enclosed Proxy Statement and Confidential Voting Instructions have been furnished by Ferro Corporation in conjunction with the Annual Meeting of Shareholders of Ferro Corporation to be held on April 23, 1999, to elect directors and to conduct other business.

     While only the Trustee of the Ferro Corporation Savings and Stock Ownership Plan (the "SSOP") can actually vote the shares of Ferro Corporation stock ("Company Stock") held in the SSOP, you, as a participant or a beneficiary with Company Stock credited to your SSOP accounts as of February 23, 1999, (the record date for the annual meeting) and a named fiduciary under the SSOP, are entitled to instruct the Trustee of the SSOP with respect to the following:

          (1) The voting of Company Stock allocated to your SSOP accounts on the record date (Side A);

          (2) The voting of a pro-rata portion of Company Stock (based upon the ratio of the amount of Company Stock in your accounts and the total amount of Company Stock in the SSOP) allocated to the SSOP accounts of other participants and beneficiaries for which no instructions are received (Side
     B); and

          (3) The voting of a pro-rata portion of Company Stock held in the Suspense Fund of the SSOP (Side B).

     Accordingly, please review the enclosed information carefully and complete the Voting Instruction Form and return it to the Trustee by April 20, 1999.

     If your voting instructions are not timely received, the Trustee will vote the Company Stock allocated to your SSOP accounts, uninstructed Company Stock, and unallocated Company Stock, in the aggregate in accordance with timely instructions received from other SSOP participants acting as named fiduciaries under the Plan. If the Voting Instruction Form is received after the close of business on April 20, 1999, the Trustee cannot ensure that your voting instructions will be followed.

     It should be noted that your instructions to the Trustee are strictly confidential. Under no circumstances will the Trustee or any of its agents disclose to Ferro Corporation or any other party how, or if, you voted. The Trustee or its agents will supervise and control the mailing of all materials to SSOP participants and the receipt of all Voting Instruction Forms and will not disclose to any outside party the name and address of any SSOP participant. You may, therefore, feel completely free to instruct the Trustee to vote these shares in the manner you think best.

                                          TRUSTEE OF THE FERRO CORPORATION
                                          SAVINGS AND STOCK OWNERSHIP PLAN